Exhibit 99.2

SEASPAN CORPORATION

Stock Appreciation Rights Grant Notice and Agreement

Grantee:	[Name]

Date of Grant:	March 27, 2013

1.	Notice of Grant. Seaspan Corporation (the “Company”) hereby grants you an award of stock appreciation rights (the “SARs”) with respect to shares (the “Shares”) of the Company’s Class A common stock (the “Common Stock”) subject only to the terms and conditions of this Stock Appreciation Rights Grant Notice and Agreement (this “Agreement”). Any Shares delivered pursuant to the SARs may consist, in whole or in part, of authorized and unissued shares or of treasury shares of Common Stock. The Committee shall have full power and authority to interpret and administer the SARs and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the SARs. Notwithstanding any provision of this Agreement to the contrary, in making each and every determination, designation, calculation, interpretation or other decision or in granting any approval, consent, waiver or other relief under this Agreement, each party will act only and always on a commercially reasonable basis, without delay and in good faith.

2.	Number of Shares, Vesting and Term of SARs. Subject to the further provisions of this Agreement, the SARs shall vest in Tranches as described below and once vested shall be exercisable at the Base Price per share for each Tranche as set forth below, and then automatically terminate if not exercised on or before the applicable expiration date indicated for each Tranche as set forth below (the “Expiration Date”). Each Tranche identified below will vest and become exercisable when and if the Fair Market Value of the Common Stock equals or exceeds the Base Price for such Tranche for any 20 consecutive trading days on or before the Expiration Date for such Tranche.

	Number of Shares		Base Price		Expiration Date
Tranche 1	[	]	US$	21.50	December 31, 2015
Tranche 2	[	]	US$	24.00	December 31, 2016
Tranche 3	[	]	US$	26.50	December 31, 2017
Total:	[	]

In the event of a Change of Control (as defined below) in which the outstanding shares of the Company’s Common Stock are exchanged for cash or securities of the acquiring company or an Affiliate thereof (such Change of Control being a “Shareholder Liquidity Event”) and notwithstanding anything to the contrary, (a) if the Fair Market Value of the Shares on the date of such Shareholder Liquidity Event is greater than the applicable Base Price for an unvested Tranche of SARs, the vesting schedule of such Tranche shall be accelerated so that such Tranche shall be fully vested and exercisable immediately prior to such Shareholder Liquidity Event and (b) if the Fair Market Value

of the Shares is less than or equal to the applicable Base Price for an unvested Tranche of SARs, such Tranche of SARs shall be automatically cancelled and forfeited without payment immediately prior to such Shareholder Liquidity Event. Any vested but unexercised SARs shall automatically terminate upon the consummation of any such Shareholder Liquidity Event.

3.	Method of Exercise and Form of Payment. You may exercise vested SARs in whole or in part by providing written notice to or as directed by the Company, in form and substance satisfactory to the Company, which will state your election to exercise the SARs, the number of SARs you are exercising and whether you elect to pay the Base Price in cash or exercise the SARs on a “net” basis. If you elect to pay the Base Price in cash, then upon the Company’s receipt of your written notice to that effect as provided above and payment of the applicable Base Price multiplied by the number of SARs you are exercising, the Company shall issue to that number of Shares equal to the number of SARs you exercised. If you elect to exercise the SARs on a “net” basis, then upon the Company’s receipt of your written notice to that effect as provided above, the Company will make payment to you by issuing that number of Shares determined by dividing (a) the excess, if any, of the Fair Market Value of one Share on the exercise date over the applicable Base Price per share, multiplied by the number of Shares for which you are exercising SARs by (b) the Fair Market Value of one Share on the exercise date, with any fractional share resulting from this calculation to be paid in cash.

4.	Retention Requirement and Forfeiture Provision.

(a)	You must retain ownership of 50% of the net after tax number of Shares that you receive upon exercise of the SARs (in all cases (i) calculated as if settlement occurred on a “net” basis contemplated in clause 3 and (ii) net of any Shares retained by the Company or sold or otherwise disposed of to satisfy or fund the Company’s tax withholding obligations or sold or otherwise disposed of to fund your applicable income tax payment obligations with respect to your exercise of the SARs) until the later of (i) March 22, 2018 and (ii) 120 days after the exercise date with respect to such Shares, and your Shares will be subject to restrictions on transfer as provided in Section 9 of this agreement to facilitate the requirements of this Section 4(a).

(b)	Upon termination of your employment by the Company for Cause (as defined below) or by you voluntarily, (i) you shall automatically forfeit all then unvested SARs and such unvested SARs shall be cancelled without payment of any consideration to you, (ii) then vested SARs shall remain exercisable until their applicable Expiration Date and (iii) you shall automatically forfeit any and all Shares then subject to the retention requirement set forth in Section 4(a) of this Agreement.

(c)	Upon termination of your employment with the Company other than as described in clause (b) above, (i) all unvested SARs shall remain outstanding until their applicable Expiration Date and be eligible for future vesting and exercise pursuant to the terms of this Agreement and (ii) all vested SARs shall remain exercisable until their applicable Expiration Date.

For purposes of this Section 4, you agree upon the Company’s request to promptly provide certified calculations as to the number of net after tax Shares you receive upon the exercise of any SARs. Notwithstanding the foregoing, the terms of this Section 4 shall be subject to Section 2 of this Agreement and terminate immediately prior to any Shareholder Liquidity Event.

5.	Nontransferability of SARs. Except as provided below, the SARs shall be exercisable only by you or by your guardian, legal representative or your estate. Except as provided below, the SARs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. To the extent specifically approved in writing by the Committee, the SARs may be transferred to immediate family members or related family trusts, limited partnerships or similar entities on such terms and conditions as the Committee may establish or approve.

6.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof.

7.	Withholding of Tax. To the extent the grant, vesting or exercise of SARs results in the receipt of compensation by you with respect to which the Company has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company, the Company may withhold a number of Shares that would otherwise be delivered to you that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld at the applicable minimum tax withholding rate. No delivery of Shares shall be made under this Agreement upon a given exercise of SARs until you have paid or made arrangements approved by the Company to satisfy in full the applicable tax withholding requirements of the Company in respect of such exercise and delivery.

8.

Adjustments. In the event of a stock dividend or stock split with respect to Shares, the number of Shares subject to the SARs under this Agreement and the Base Price with respect to the SARs shall automatically be proportionately adjusted by the Company and evidenced by a written addendum to this Agreement prepared by the Company. To the extent the Company pays any ordinary cash dividend in respect of the Shares, you shall not be entitled to receive any cash payment or other consideration with respect to the Shares underlying unexercised SARs. In the event that the Company determines that any distribution (whether in the form of cash (other than an ordinary cash dividend), Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Company to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Company shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares subject to the SARs under this Agreement and (ii) the Base Price with respect to SARs under this Agreement; provided that the number of Shares subject to the SARs under this Agreement shall always be a whole number.

9.	Share Certificates, Delivery of Shares and Payment of Consideration. All certificates for Shares delivered under this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem lawfully necessary under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal, state, provincial or foreign laws, or to enforce the terms and conditions of this Agreement, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No Shares shall be delivered pursuant to this Agreement until payment in full of any amount required to be paid pursuant to this Agreement (including, without limitation, the Base Price and tax withholding) is received by the Company.

10.	Amendments and Governing Law. The Committee may waive any conditions or rights under, amend or supplement any terms of this Agreement, provided no such change shall materially adversely affect your rights under this Agreement without your consent. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of New York.

11.	Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any applicable jurisdiction, or would disqualify the SARs under applicable law, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be construed or deemed amended without materially diminishing the economic benefit to you of this Agreement, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement shall remain in full force and effect, but with the Company restoring to you any such lost economic benefit in cash.

12.	No Trust or Fund Created. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between you or any other Person and the Company or any Affiliate. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to this Agreement, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

13.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cause” means your conduct that constitutes just cause for the Company to terminate your employment without any notice or compensation in lieu of notice at common law, and represents the occurrence or existence of any of the following events:

(a)	your gross negligence in performing your duties or your willful, material failure to comply with any lawful directive of the Company’s Chief Executive Officer or the Board, as determined by the Board in its sole discretion;

(b)	your willful, material breach of this Agreement, as determined by the Board in its sole discretion;

(c)	your having been convicted of, or having entered a guilty plea or settlement admitting guilt for, any crime, which commission, conviction, plea or settlement results in a material consequential negative effect on the financial conditions or operations of the Company, or a materially injurious and continuing effect on the reputation of the Company, except where you has been convicted of (or pleads nolo contendere to) a crime relating to environmental or shipping laws absent an intentional criminal act by you; or

(d)	your having been the subject of any order, judicial or administrative, obtained or issued by a securities commission, for, any securities violation involving fraud or other moral turpitude, which results in a material consequential negative effect on the financial conditions or operations of the Company, or a materially injurious and continuing effect on the reputation of the Company;

provided that the Company terminates your employment within one hundred twenty (120) days from the date the Company has actual notice of such gross negligence, failure, breach, order or event.

“Change of Control” means:

(a)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets;

(b)	an order made for, or the adoption by the Board of a plan of, liquidation or dissolution of the Company;

(c)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of more than a majority of the Company’s voting securities, measured by voting power rather than number of shares; provided, however, that aggregate beneficial ownership by Washington, Dennis Washington, members of his immediate family or any their respective Affiliates or associates (collectively, the “Washington Group”) of a majority of the Company’s voting securities shall not be deemed to constitute a Change of Control for purposes of this Agreement unless the Washington Group acquires aggregate beneficial ownership of 90% or more of the Company’s voting securities, in which case such ownership shall be deemed to constitute a Change of Control;

(d)	if, at any time, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of the Marshall Islands or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(e)	a change in directors after the which a majority of the members of the Board are not Continuing Directors; or

(f)	the consolidation of the Company with, or the merger of the Company with or into, any “person”, or the consolidation of any “person” with, or the merger of any “person” with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding common shares of the Company are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee “person” constituting a majority of the outstanding shares of such voting stock of such surviving or transferee “person” immediately after giving effect to such issuance.

“Committee” means the Compensation and Governance Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under this Agreement), the Board or a subcommittee of the Board, as applicable.

“Continuing Directors” means, as of any date of determination, any member of the Board who either (i) was a member as of the Date of Grant or (ii) was nominated for election or appointment to the Board with the approval of the majority of the members of the Board who either were members of the Board as of the Date of Grant or whose nomination or election was previously so approved.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, as of any applicable date, the last reported sales price for a Share on the New York Stock Exchange (or such other national securities exchange which constitutes the principal trading market for the Shares) for the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Shareholder Liquidity Event” has the meaning set forth in Section 2 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

SEASPAN CORPORATION

Date: [ ], 2013	By:
Name:
Title:

GRANTEE

Date: [ ], 2013
Signature
[Name]